UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                   )

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☐	Definitive Proxy Statement
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X	Soliciting Material Pursuant to §240.14a-12

FIRST MERCURY FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 28, 2010

Dear First Mercury Employees:

This evening we announced that First Mercury entered into an agreement to be acquired by Fairfax Financial Holdings Limited.  Although there is an agreement between us and Fairfax, the transaction is subject to customary conditions, including approval by our stockholders and various regulatory authorities.  However, I am writing to you now to share with you what I believe this transaction, if consummated, would mean to you.

Fairfax, based in Toronto, Canada, is a financial services holding company with subsidiaries that conduct insurance and reinsurance operations worldwide.  Fairfax has approximately $4.4 billion of annual insurance and reinsurance premium revenue and approximately $8.9 billion in capital.  Shares of Fairfax common stock are traded on the Toronto Stock Exchange.  Fairfax believes that book value per share growth is a key measure of success in creating shareholder value, and since Fairfax started 25 years ago, its book value has compounded annually at a rate of approximately 25%.

Over the past 37 plus years, we have built a truly outstanding company.  By all measures, including reputation, performance and the talent of our employees, the success has been remarkable.  We began as a small wholesale broker operation in the 1970’s, grew to an insurance operation in the 1980’s and 1990’s, and achieved tremendous growth and expansion in the last 10 years.  We have transformed from the private ownership of our Founder, Jerome Shaw, to the public listing on the New York Stock Exchange in 2006.  Impressively, we still have several employees who have been with the company for our entire 37 year history.

Fairfax is buying our company to build on those past successes.  I firmly believe the acquisition of the company by Fairfax provides the stability and resources to continue this success story into the future.

Likewise, Fairfax has a remarkable track record for growth and success.  I believe the story of Fairfax is much better told through their people.  In the course of interacting with the many people at Fairfax over the past few months, led by their founder, Chairman and C.E.O., Prem Watsa, I have found them to be talented, honest, and respectful.  Attached is the Fairfax statement of Guiding Principles.  I believe that Prem and the rest of the Fairfax team have conducted themselves in a manner consistent with these

Memo to First Mercury Employees

October 28, 2010

values throughout our dealings.  I believe Fairfax represents the best possible home for our company and our people to achieve the future goals we have set.

Inevitably, a process like this will create some change.  What I can tell you is that Fairfax is buying First Mercury because of our people, not to eliminate people.  We will work through this change together to build a bigger, stronger business as part of the Fairfax companies.

We have built a sound business with an outstanding team of people.  I am confident that you will be as enthusiastic about this new development as I am and that, together with Fairfax, we will continue to build on your track record of First Mercury’s success in the specialty commercial insurance markets.

We have attached a Question and Answer (“Q & A”) sheet, which should help you further understand this proposed transaction.

Sincerely,

/s/ Richard H. Smith

Richard H. Smith
Chairman, President and Chief Executive Officer

GUIDING PRINCIPLES FOR FAIRFAX FINANCIAL HOLDINGS LIMITED

OBJECTIVES:

1)
We expect to compound our mark-to-market book value per share over the long term by 15% annually by running Fairfax and its subsidiaries for the long term benefit of customers, employees and shareholders – at the expense of short term profits if necessary.

Our focus is long term growth in book value per share and not quarterly earnings. We plan to grow through internal means as well as through friendly acquisitions.

2)	We always want to be soundly financed.

3)	We provide complete disclosure annually to our shareholders.

STRUCTURE:

1)
Our companies are decentralized and run by the presidents except for performance evaluation, succession planning, acquisitions and financing which are done by or with Fairfax. Cooperation among companies is encouraged to the benefit of Fairfax in total.

2)	Complete and open communication between Fairfax and subsidiaries is an essential requirement at Fairfax.

3)	Share ownership and large incentives are encouraged across the Group.

4)	Fairfax will always be a very small holding company and not an operating company.

VALUES:

1)	Honesty and integrity are essential in all our relationships and will never be compromised.

2)	We are results oriented – not political.

3)	We are team players – no “egos”. A confrontational style is not appropriate. We value loyalty – to Fairfax and our colleagues.

4)	We are hard working but not at the expense of our families.

5)	We always look at opportunities but emphasize downside protection and look for ways to minimize loss of capital.

6)	We are entrepreneurial. We encourage calculated risk taking. It is all right to fail but we should learn from our mistakes.

7)	We will never bet the company on any project or acquisition.

8)	We believe in having fun – at work!

TRANSACTION Q&A

What did First Mercury announce?

First Mercury and Fairfax announced that they have entered into a merger agreement pursuant to which Fairfax will acquire all of the outstanding shares of First Mercury common stock for $16.50 per share in cash, representing a premium of 45.2% to the closing price of First Mercury common stock on October 28, 2010.

First Mercury’s board of directors has unanimously recommended that First Mercury’s stockholders approve the merger.  The transaction is subject to customary closing conditions, including approval by First Mercury’s stockholders and regulatory approvals.

Closing is expected to occur in the first quarter of 2011.

What businesses is Fairfax in?

Fairfax Financial Holdings Limited is a financial services holding company based in Toronto, Canada whose subsidiaries conduct insurance and reinsurance operations world-wide.  Some of Fairfax’s subsidiaries that may be familiar to you include Crum & Forster, OdysseyRe, Northbridge Financial and The Riverstone Group.  Another subsidiary, Hamblin Watsa Investment Counsel, provides investment management to the insurance, reinsurance and run-off subsidiaries of Fairfax.

Fairfax has been under the management of Prem Watsa, Chairman and Chief Executive Officer, since September 1985.  Upon completion of the transaction First Mercury will become part of a large, successful, international insurance and reinsurance organization.

What happens to First Mercury?

First Mercury will become a wholly-owned subsidiary of Fairfax.  We plan to continue to be a provider of insurance products and services to specialty commercial insurance markets and continue to focus on niche and underserved segments where we believe that we have underwriting expertise and other competitive advantages.

How can this transaction benefit First Mercury?

Among Fairfax’s existing subsidiaries are many talented and experienced insurance professionals and the systems and infrastructure to support a wide range of insurance products.  In due course, some of you will have the opportunity to collaborate with your new colleagues to leverage these resources as we improve our own product offerings.

When will the closing of the Merger occur?

We currently anticipate that the Merger will close in the first quarter of 2011.  The Merger is subject to customary conditions, including approval by our stockholders and various regulatory authorities.

I own First Mercury common stock; what will happen to my shares?

After the closing, you will receive $16.50 in cash for each share of First Mercury common stock that you own on that date.  Prior to the closing, you will receive instructions regarding the conversion of your shares into cash.  You will also receive a proxy statement containing further information regarding the transaction and instructions on how to vote your shares.

Where can I get an answer if I have additional questions?

Please email your specific questions to our corporate counsel, Mike Roskiewicz, at mroskiewicz@firstmercury.com.  We will also try and provide you periodic updates about the transition.

What if I am contacted and asked a question about this transaction by a member of the news media, a financial analyst or a shareholder?

Do not answer any such inquiries.  As always, refer any such questions to Mike Roskiewicz at (248) 213-0445.

What is the status of the Valiant transaction?

First Mercury looks forward to closing the acquisition of Valiant Insurance Group, Inc. as as soon as possible following receipt of the necessary approvals and to welcoming the Valiant employees to the combined organization.

Can I trade in First Mercury stock while the Merger is pending?

Employees of First Mercury may be subject to restriction on trading while the Merger is pending.  Before you plan to sell any shares of stock of First Mercury, please contact First Mercury’s Chief Financial Officer, John Marazza, to confirm that such sales are permitted under the First Mercury’s Policy Regarding Insider Trading and Dissemination of Inside Information, which is available under the Investor Relations tab of our website, www.firstmercury.com.  Under SEC rules, no employee may buy or sell securities of First Mercury while in possession of material nonpublic information or engage in any other action or conduct to take advantage of, or pass on to others, any material nonpublic information regarding First Mercury.

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Cautionary Statement Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed.  Statements containing words such as expect, anticipate, believe, estimate, likely or similar words that are used herein or in other written or oral information conveyed by or on behalf of First Mercury are intended to identify forward-looking statements.  Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on First Mercury.  Such forward-looking statements are not guarantees of future events.  Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors: (1) First Mercury stockholders may not approve and adopt the merger agreement and the transactions contemplated by the merger agreement at the special stockholders meeting; (2) the parties may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; (3) the parties may be unable to complete the merger because, among other reasons,  conditions to the closing of the merger may not be satisfied or waived; and (4) other factors that may be referred to in First Mercury’s reports filed with or furnished to the Securities and Exchange Commission (“SEC”) from time to time.  There can be no assurance that other factors not currently anticipated by First Mercury will not materially and adversely affect future events.  Stockholders are cautioned not to place undue reliance on any forward-looking statements made by First Mercury or on its behalf.  Forward-looking statements speak only as of the date the statement was made.  First Mercury undertakes no obligation to update or revise any forward-looking statement.

Additional Information

In connection with the proposed transaction, First Mercury will file a proxy statement with the SEC.  INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER

RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the proxy statement and other documents filed by First Mercury (when available), at the SEC’s Web site at www.sec.gov or the Investor Relations section of First Mercury’s Web site at www.firstmercury.com.  The proxy statement and such other documents may also be obtained, when available, for free from First Mercury by directing such request to Investor Relations, First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan, Attn:  Edward LaFramboise, Vice President, Finance, telephone: (248) 203-0406.

First Mercury and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from First Mercury’s stockholders in connection with the proposed transaction. Information concerning the interests of those persons is set forth in First Mercury’s proxy statement relating to the 2010 annual stockholder meeting and annual report on Form 10-K for the fiscal year ended December 31, 2009, both filed with the SEC, and will also be set forth in the proxy statement relating to the transaction when it becomes available.